EXHIBIT 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of November 4, 2024 (the “Effective Date”), by and between Renovaro Inc., a Delaware corporation (the “Company”) and TARSH PB ADVISORS LLC, a Florida limited liability company (the “Consultant”).

WHEREAS, the parties entered into that certain consulting agreement, effective March 11, 2025 (the “Original Agreement”);

WHEREAS, on the Effective Date, the parties desire amend and restate in its entirety the Original Agreement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and promises contained herein, and intending to be legally bound hereby, the Company and the Consultant do hereby agree and covenant as follows:

1.       Consulting Services. The Consultant shall provide the Company with the services described on Schedule A attached hereto (the “Consulting Services”).

2.       Payment; Reimbursements.

(a)       Consultant shall be compensated as set forth on Schedule B attached hereto.

(b)       All normal and customary business expenses incurred by the Consultant under this Agreement shall be paid by the Consultant, and with prior written approval of the Company or otherwise in accordance with the Company’s reimbursement policies in place at the time such expenses are incurred, such expenses may be reimbursed by the Company or paid by the Company upon the request of the Consultant.

3.       Independent Contractor Relationship. All services rendered hereunder by the Consultant shall as an independent contractor. Any persons employed by the Consultant shall be deemed conclusively as employees of the Consultant, and they shall at all times be under the Consultant’s direction and control, and they shall be bound to the same terms as Consultant under this Agreement and under that certain Non-Disclosure and Confidentiality Agreement, by and between the Company and Consultant and in effect in effect as of the Effective Date (the “Confidentiality Agreement”). The Consultant shall have the full power, authority, and discretion to select the means, manner, and method of performing the services hereunder without detail, control or direction from the Company or its officers or directors; provided that Consultant and its employees shall follow the Company’s code of conduct, and other written policies as applicable, in all respects during the term of this Agreement. Neither the Consultant nor any individuals employed by the Consultant shall be considered employees of the Company for any purposes and they shall not be entitled to participate in any employee benefit plans sponsored or maintained by the Company. The Company acknowledges that the Consultant will have other clients that it provides services to during the pendency of this Agreement, and such services are not limited by this Agreement, subject to the obligations under the Confidentiality Agreement.

4.       Term; Termination; Future Services.

(a)       The Consultant shall commence providing services on the Effective Date, and shall continue to do so for a term (the “Term”) of three (3) months or until the date this Agreement is terminated in accordance with Section 4(b) below (the “Termination Date”). Unless notice of intention to terminate this Agreement is delivered in accordance with Section 4(b) below, this Agreement shall automatically be renewed and extended for consecutive one (1) month periods upon the terms and conditions set forth herein, unless different terms are agreed to between the parties in writing.

(b)       This Agreement is terminable at any time by either party upon thirty (30) days prior written notice to the other party, effective as of the date set forth in such notice; provided that Company may terminate Consultant immediately for cause, which shall mean Consultant’s (i) indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (ii) breach of any obligations of confidentiality provided herein or any unauthorized disclosure of any Company trade secrets or other confidential information; (iii) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (iv) material breach of this Agreement or any other material agreement with the Company or a material violation of the Company’s code of conduct or other written policy; provided further that, Sections 3, 6, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement for any reason. For purposes of this Agreement, email notification shall be deemed to be written notice; provided further, that the Consultant may terminate this Agreement immediately for cause, which shall mean (i) untimely receipt (within 5 days of date of payment) of the compensation set forth on Schedule B and (ii) termination of the Directors and Officers Insurance Policy. If this Agreement is terminated by the Consultant for cause as provided in the preceding sentence, the Company shall pay the amount of compensation due to the Consultant for the remainder of the current Term at time of termination.

(c)       For the avoidance of doubt, any services performed by the Consultant for the Company following the Termination Date shall not be deemed as Consulting Services governed by this Agreement.

5.       Consultant Responsible for Taxes. The Consultant agrees to accept exclusive liability for the payment of taxes due on any amounts paid under this Agreement.

6.       Non-Disparagement. The Consultant agrees that during the term of this Agreement and for a period of one year after the Termination Date, the Consultant will not make negative comments or otherwise disparage the Company or its affiliates, their products or business, or any of their officers, directors, managers, employees, consultants, equity holders or agents. The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (ii) made in the course of the Consultant discharging his duties for the Company. The Company agrees that during the term of this Agreement and for a period of one year after the Termination Date, the Company (meaning its current and future Board members) will not make any negative comments or otherwise disparage the Consultant.

7.       Non-Solicitation. The Consultant agrees that during the term of this Agreement and for a period of one year after the Termination Date, the Consultant will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

8.       Compliance with Law. The Consultant represents and warrants that the Consultant shall perform the Consulting Services in compliance with all applicable federal, state, and local laws and regulations.

9.       Arbitration, Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of Florida, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida without regard to principles of conflict of laws. In the event of a dispute, the parties agree to arbitrate all claims related to this Agreement before a single arbitrator in Miami-Dade County, Florida under the Rules of the American Arbitration Association.

10.       Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

11.       Advice of Counsel. In entering into this Agreement, the parties recognize that this Agreement is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of its choice.

12.       Entire Agreement. This Agreement, together with all schedules and Exhibits made a part hereof and thereof constitute and contain the entire agreement and final understanding between the parties covering the services to be provided by the Consultant. It is intended by the parties as a complete and exclusive statement of the terms of their agreement, and they supersede all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning Consulting Services. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

13.       Amendment; Waiver. This Agreement may be modified only with a written instrument duly executed by each of the parties. The waiver by the Company of a breach or threatened breach of this Agreement by the Consultant shall not be construed as a waiver of any subsequent breach by the Consultant.

14.       No Assignment. The Consultant shall not assign either in whole or in part any of the Consultant’s duties or responsibilities hereunder without the written consent of the Company, and any attempt of assignment transfer or delegation without such consent shall be void.

15.       Written Reports. The Consultant, upon request, shall provide written reports to Company’s Chief Executive Officer with respect to the services rendered hereunder.

16.       Headings. Headings are used only for ease of reference and are not controlling.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

RENOVARO INC.

By	/s/ David Weinstein
Name:	David Weinstein
Title:	Chief Executive Officer

Notice Address:

2080 Century Park East, Suite 906

Los Angeles, CA 90067Email: DWeinstein@renovarogroup.com

With a copy to:

clayton.parker@klgates.com

CONSULTANT:

TARSH PB ADVISORS LLC

By	/s/ Simon Tarsh
Name:	Simon Tarsh
Title:	President

Notice Address:

130 Sunrise Avenue, Apt 504

Palm Beach, FL 33480

Email: Simon@tarshpbadvisors.com

SCHEDULE A

Consulting Services

Pursuant to the terms of this Agreement, Consultant has agreed to undertake the Services as set forth below:

●	Consultant shall provide that Simon Tarsh serves as the Interim Chief Financial Officer of the Company provide services substantially similar to those as would ordinarily be performed by a Chief Financial Officer of the Company, including signing all applicable SOX certifications.

●	Consultant shall assist the Company in its search for a permanent Chief Financial Officer and assist in transitioning such permanent CFO; and

●	such other consulting services to and for Company as requested from time to time by Company and agreed upon by consultant.

SCHEDULE B

Compensation

As consideration for the Consulting Services, the Company shall pay the consultant $25,000 per month, which shall be paid semimonthly upon presentation of an invoice.The Company agrees the Consultant shall be eligible for a target bonus of 30% of the total consideration paid under this Agreement upon termination of this Agreement, upon approval by the Board based on the completion of the following objectives:

●	all SEC filings are filed on time (with permitted extensions); and

●	a new CFO has been hired prior to the Termination Date.

The Consultant was paid a bonus of $29,063 on October 31, 2024 and will be paid a bonus of $29,063 on November 30 2024, in accordance with the bonus provision of the Original Agreement.

In addition, Simon Tarsh shall be issued 58,500 under the Company’s 2023 Equity Incentive Plan on the date hereof. Such options shall vest upon the Termination Date if a new CFO has been hired prior to the Termination Date.